EXHIBIT 99.1

Oxford Announces Fiscal 2016 First Quarter Results

--Lilly Pulitzer Sales up 10%, Operating Income up 17%--
--Enhances Lifestyle Brand Portfolio with Acquisition of Southern Tide--
--Full Year EPS Guidance of $3.40 - $3.55, $3.65 - $3.80 on an Adjusted Basis--

ATLANTA, June 07, 2016 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2016 first quarter ended April 30, 2016.  Consolidated net sales were $256.2 million compared to $260.4 million in the first quarter of fiscal 2015. Earnings from continuing operations were $1.21 per share in the first quarter of fiscal 2016 compared to $1.29 in the same period of the prior year.  On an adjusted basis, earnings from continuing operations were $1.26 per share in the first quarter of fiscal 2016 compared to $1.30 in the first quarter of fiscal 2015.

Thomas C. Chubb III, Chairman and CEO, commented, “Clearly, our businesses were impacted by the well-publicized weakness in the retail environment, particularly in fashion apparel.  At Tommy Bahama, soft demand and reduced traffic in the marketplace were exacerbated by a year-over-year shift in the cadence of an important loyalty card promotion from April to May.  While April was weaker than we expected, we are encouraged by the strength Tommy Bahama has been exhibiting to date in the second quarter.”

Mr. Chubb continued, “Lilly Pulitzer had a very good first quarter with a solid 10% increase in sales over last year and a 17% increase in operating profit. These results are even more impressive given Lilly Pulitzer’s collaboration with Target, which helped fuel extraordinary growth last year. Despite a difficult year-over-year compare, we expect Lilly to deliver growth on both the top and bottom lines in fiscal 2016 and beyond.”

Mr. Chubb concluded, “We have worked hard to ensure that Oxford is well-positioned in the marketplace.  We have thoughtfully strengthened our portfolio of brands through the acquisition of Southern Tide, we have carefully controlled discretionary costs and inventory levels, and we remain strong with our opportunities for growth intact, both for the remainder of this year and well into the future.”

Consolidated Operating Results

Net Sales Consolidated net sales were $256.2 million in the first quarter of fiscal 2016 compared to $260.4 million in the first quarter of fiscal 2015.

  Tommy Bahama’s net sales decreased 6% to $162.7 million in the first quarter of fiscal 2016, with a comparable store sales decrease for the quarter of 13%, partially offset by sales from new stores.
  Lilly Pulitzer’s net sales increased 10% in the first quarter of fiscal 2016 to $64.7 million with increases in all channels of distribution and a 1% comparable store sales increase in the quarter.
  Lanier Apparel’s net sales were $26.6 million in the first quarter of fiscal 2016 compared to $28.0 million in the first quarter of 2015.
  From the acquisition date of April 19, 2016 through the end of the first quarter, Southern Tide generated $1.4 million of net sales.

Gross Margin and Gross Profit Gross margin in the first quarter of fiscal 2016 increased slightly to 59.4% compared to 59.3% in the prior year period.  Gross profit in the first quarter of fiscal 2016 was $152.1 million compared to $154.4 million in the prior year period. On an adjusted basis, gross margin in the first quarter of fiscal 2016 was 59.3% compared to 59.2% in the first quarter of fiscal 2015.  Adjusted gross profit for the first quarter of fiscal 2016 was $152.0 million compared to $154.1 million in the first quarter of fiscal 2015.

SG&A In the first quarter of fiscal 2016, SG&A was $124.2 million, or 48.5% of net sales, compared to $122.7 million, or 47.1% of net sales, in the first quarter of fiscal 2015. On an adjusted basis, SG&A was $123.0 million, or 48.0% of net sales, compared to $122.3 million, or 47.0% of net sales, in the first quarter of fiscal 2015.  The increase in SG&A on both a GAAP and an adjusted basis was primarily due to incremental costs associated with operating additional retail stores and restaurants.

Royalties and Other Operating Income For the first quarter of fiscal 2016, royalties and other operating income were $4.0 million compared to $3.8 million in the first quarter of fiscal 2015.

Operating Income In the first quarter of fiscal 2016, operating income was $32.0 million compared to $35.5 million in the first quarter of fiscal 2015.  On an adjusted basis, operating income was $33.0 million in the first quarter of fiscal 2016 compared to $35.5 million in the first quarter of fiscal 2015.

Interest Expense Interest expense for the first quarter of fiscal 2016 was $0.6 million compared to $0.8 million in the first quarter of fiscal 2015.

Income Taxes For the first quarter of fiscal 2016, the effective tax rate was 35.7% compared to 38.6% in the first quarter of fiscal 2015 primarily due to improved international operating results, lower domestic earnings and the favorable benefit of certain discrete items.

Balance Sheet and Liquidity

Inventory increased to $143.6 million at April 30, 2016 from $114.4 million at the end of the first quarter of fiscal 2015.  This increase reflects the addition of Southern Tide as well as inventory to support anticipated sales growth in the Company’s other businesses in the second quarter of fiscal 2016.

As of April 30, 2016, the Company had $152.9 million of borrowings outstanding under its revolving credit agreement compared to $130.6 million at the end of the first quarter of 2015.  The increase was primarily due to the purchase of Southern Tide on April 19, 2016, partially offset by the net proceeds from the sale of Ben Sherman in July 2015.  On May 24, 2016, the Company amended and restated its credit agreement, which increased the revolving credit facility to $325 million and extended the maturity to May 2021.

Outlook for Second Quarter and Fiscal Year 2016

The Company initiated its guidance for the second quarter of fiscal 2016, ending on July 30, 2016.  The Company expects net sales in a range from $275 million to $285 million compared to net sales of $250.7 million in the second quarter of fiscal 2015. Earnings per share in the second quarter are expected to be in a range of $1.27 to $1.37, and adjusted earnings per share are expected to be in a range of $1.35 to $1.45.  This compares with second quarter fiscal 2015 earnings per share of $1.27 and adjusted earnings per share of $1.32.

The Company has revised its outlook for the full year fiscal 2016. It now expects net sales in the $1.03 billion to $1.05 billion range and earnings per share in a range of $3.40 to $3.55. On an adjusted basis, the Company expects earnings per share in a range of $3.65 to $3.80. This compares with fiscal 2015 net sales of $969.3 million and earnings per share of $3.54 and, on an adjusted basis, $3.64.  Interest expense for fiscal 2016 is expected to be approximately $3.5 million compared to $2.5 million in fiscal 2015, reflecting additional borrowings to acquire Southern Tide. The effective tax rate for fiscal 2016 is expected to be approximately 36% compared to 38.4% in fiscal 2015.

The Company’s capital expenditures for fiscal 2016 are expected to be approximately $55 million, primarily related to information technology initiatives, new retail stores and the relocation and remodeling of certain retail locations and a restaurant.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register and download any necessary software. A replay of the call will be available through June 21, 2016. To access the telephone replay, participants should dial 858-384-5517, access code 8842750. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete charges or items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. The Company also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Basis of Presentation
All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, our ability to timely recognize our expected synergies from any acquisitions we pursue (including our recent acquisition of Southern Tide) and the impact of foreign operations on our consolidated effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2016 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	April 30, 2016	May 2, 2015
ASSETS
Current Assets
Cash and cash equivalents	$6,974	$8,913
Receivables, net	81,493	82,338
Inventories, net	143,641	114,376
Prepaid expenses	23,442	20,774
Assets related to discontinued operations, net	—	70,620
Total Current Assets	$255,550	$297,021
Property and equipment, net	185,971	149,279
Intangible assets, net	185,416	145,902
Goodwill	50,058	17,313
Other non-current assets, net	21,800	23,044
Total Assets	$698,795	$632,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$62,497	$50,945
Accrued compensation	14,948	22,449
Income tax payable	4,367	14,697
Other accrued expenses and liabilities	27,558	29,170
Liabilities related to discontinued operations	—	18,208
Total Current Liabilities	$109,370	$135,469
Long-term debt	152,905	130,572
Other non-current liabilities	67,551	56,154
Deferred taxes	12,323	4,365
Liabilities related to discontinued operations	4,278	—
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,757	16,583
Additional paid-in capital	125,662	120,393
Retained earnings	214,798	198,333
Accumulated other comprehensive loss	(4,849)	(29,310)
Total Shareholders’ Equity	$352,368	$305,999
Total Liabilities and Shareholders’ Equity	$698,795	$632,559

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter	First Quarter
	Fiscal 2016	Fiscal 2015
Net sales	$256,235	$260,394
Cost of goods sold	104,103	106,002
Gross profit	$152,132	$154,392
SG&A	124,166	122,680
Royalties and other operating income	4,040	3,770
Operating income	$32,006	$35,482
Interest expense, net	614	773
Earnings from continuing operations before income taxes	$31,392	$34,709
Income taxes	11,215	13,385
Net earnings from continuing operations	$20,177	$21,324
Loss from discontinued operations, net of taxes	—	(4,068)
Net earnings	$20,177	$17,256

Net earnings from continuing operations per share:
Basic	$1.22	$1.30
Diluted	$1.21	$1.29
Loss from discontinued operations, net of taxes, per share:
Basic	$—	$(0.25)
Diluted	$—	$(0.25)
Net earnings per share:
Basic	$1.22	$1.05
Diluted	$1.21	$1.04
Weighted average shares outstanding:
Basic	16,503	16,445
Diluted	16,617	16,525
Dividends declared per share	$0.27	$0.25

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter	First Quarter
	Fiscal 2016	Fiscal 2015
Cash Flows From Operating Activities:
Net earnings	$20,177	$17,256
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	9,464	8,906
Amortization of intangible assets	490	522
Equity compensation expense	1,575	1,182
Amortization of deferred financing costs	96	96
Deferred income taxes	4,688	(823)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(16,562)	(12,512)
Inventories, net	2,767	12,637
Prepaid expenses	(375)	(2,820)
Current liabilities	(20,081)	(18,822)
Other non-current assets, net	(515)	(420)
Other non-current liabilities	(27)	(131)
Net cash provided by operating activities	$1,697	$5,071
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(91,871)	—
Purchases of property and equipment	(10,582)	(11,907)
Working capital settlement related to sale of discontinued operations	(2,030)	—
Net cash used in investing activities	$(104,483)	$(11,907)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(60,642)	(81,697)
Proceeds from revolving credit arrangements	169,572	108,492
Payment of contingent consideration amounts earned	—	(12,500)
Proceeds from issuance of common stock, net of equity awards withheld for taxes	(1,234)	263
Cash dividends declared and paid	(4,531)	(4,153)
Net cash provided by financing activities	$103,165	$10,405
Net change in cash and cash equivalents	$379	$3,569
Effect of foreign currency translation on cash and cash equivalents	272	63
Cash and cash equivalents at the beginning of year	6,323	5,281
Cash and cash equivalents at the end of the period	$6,974	$8,913
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$416	$716
Cash paid for income taxes	$3,438	$4,340

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter	First Quarter	%
AS REPORTED	Fiscal 2016	Fiscal 2015	Change
Tommy Bahama
Net sales	$162.7	$172.7	(5.8)%
Gross profit	$98.8	$105.2	(6.1)%
Gross margin	60.7%	60.9%
Operating income	$13.3	$20.8	(35.9)%
Operating margin	8.2%	12.0%
Lilly Pulitzer
Net sales	$64.7	$59.0	9.8%
Gross profit	$43.3	$40.1	8.1%
Gross margin	67.0%	68.0%
Operating income	$20.8	$17.7	17.2%
Operating margin	32.1%	30.1%
Lanier Apparel
Net sales	$26.6	$28.0	(5.0)%
Gross profit	$8.6	$8.1	5.9%
Gross margin	32.3%	28.9%
Operating income	$2.9	$1.8	55.4%
Operating margin	10.8%	6.6%
Southern Tide
Net sales	$1.4	$—	NM
Gross profit	$0.6	$—	NM
Gross margin	39.9%	NA
Operating income	$0.0	$—	NM
Operating margin	3.4%	NA
Corporate and Other
Net sales	$0.7	$0.7	3.0%
Gross profit	$0.8	$0.9	(11.4)%
Operating loss	$(5.0)	$(4.9)	(2.9)%
Consolidated
Net sales	$256.2	$260.4	(1.6)%
Gross profit	$152.1	$154.4	(1.5)%
Gross margin	59.4%	59.3%
SG&A	$124.2	$122.7	1.2%
SG&A as % of net sales	48.5%	47.1%
Operating income	$32.0	$35.5	(9.8)%
Operating margin	12.5%	13.6%
Earnings from continuing operations before income taxes	$31.4	$34.7	(9.6)%
Net earnings from continuing operations	$20.2	$21.3	(5.4)%
Net earnings from continuing operations per diluted share	$1.21	$1.29	(6.2)%
Weighted average shares outstanding - diluted	16.6	16.5	0.6%

	First Quarter	First Quarter	%
ADJUSTMENTS	Fiscal 2016	Fiscal 2015	Change
LIFO accounting adjustments(1)	$(0.3)	$(0.3)
Inventory step-up charges(2)	$0.2	$—
Amortization of Canadian intangible assets(3)	$0.4	$0.4
Amortization of Southern Tide intangible assets(4)	$0.1	$—
Transaction expenses for acquisition(5)	$0.8	$—
Impact of income taxes(6)	$(0.3)	$0.1
Adjustment to net earnings from continuing operations(7)	$0.8	$0.2
AS ADJUSTED
Tommy Bahama
Net sales	$162.7	$172.7	(5.8)%
Gross profit	$98.8	$105.2	(6.1)%
Gross margin	60.7%	60.9%
Operating income	$13.7	$21.2	(35.3)%
Operating margin	8.4%	12.3%
Lilly Pulitzer
Net sales	$64.7	$59.0	9.8%
Gross profit	$43.3	$40.1	8.1%
Gross margin	67.0%	68.0%
Operating income	$20.8	$17.7	17.2%
Operating margin	32.1%	30.1%
Lanier Apparel
Net sales	$26.6	$28.0	(5.0)%
Gross profit	$8.6	$8.1	5.9%
Gross margin	32.3%	28.9%
Operating income	$2.9	$1.8	55.4%
Operating margin	10.8%	6.6%
Southern Tide
Net sales	$1.4	$—	NM
Gross profit	$0.7	$—	NM
Gross margin	50.7%	NA
Operating income	$0.3	—	NM
Operating margin	17.6%	NA
Corporate and Other
Net sales	$0.7	$0.7	3.0%
Gross profit	$0.5	$0.6	(11.7)%
Operating loss	$(4.6)	$(5.2)	12.6%
Consolidated
Net sales	$256.2	$260.4	(1.6)%
Gross profit	$152.0	$154.1	(1.3)%
Gross margin	59.3%	59.2%
SG&A	$123.0	$122.3	0.6%
SG&A as % of net sales	48.0%	47.0%
Operating income	$33.0	$35.5	(7.0)%
Operating margin	12.9%	13.7%
Earnings from continuing operations before income taxes	$32.4	$34.8	(6.7)%
Net earnings from continuing operations	$21.0	$21.5	(2.6)%
Net earnings from continuing operations per diluted share	$1.26	$1.30	(3.1)%

	First Quarter	First Quarter	First Quarter
	Fiscal 2016	Fiscal 2016	Fiscal 2015
	Actual	Guidance(8)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.21	$1.28 - $1.38	$1.29
LIFO accounting adjustments(9)	(0.01)	0.00	(0.01)
Inventory step-up charges(10)	0.01	0.00	0.00
Amortization of Canadian intangible assets(11)	0.02	0.02	0.02
Amortization of Southern Tide intangible assets(12)	0.00	0.00	0.00
Transaction expenses for acquisition(13)	0.03	0.00	0.00
As adjusted(7)	$1.26	$1.30 - $1.40	$1.30

	Second	Second
	Quarter	Quarter
	Fiscal 2016	Fiscal 2015	Fiscal 2016	Fiscal 2015
	Guidance(14)	Actual	Guidance(14)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.27 - $1.37	$1.27	$3.40 - 3.55	$3.54
LIFO accounting adjustments(9)	0.00	0.03	(0.01)	0.01
Inventory step-up charges(10)	0.04	0.00	0.11	0.00
Amortization of Canadian intangible assets(11)	0.02	0.02	0.08	0.09
Amortization of Southern Tide intangible assets(12)	0.01	0.00	0.03	0.00
Transaction expenses for acquisition(13)	0.00	0.00	0.03	0.00
Distribution center integration charges(15)	0.02	0.00	0.02	0.00
As adjusted(7)	$1.35 - $1.45	$1.32	$3.65 - 3.80	$3.64

(1) LIFO accounting adjustments reflect the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Inventory step-up charges reflect the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets reflects the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets reflects the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisition reflect the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Impact of income taxes reflects the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(7) Amounts in columns may not add due to rounding.
(8) Guidance as issued on March 23, 2016.
(9) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(10) Inventory step-up charges reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges. Inventory step-up charges, before income taxes, for the Second Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $1.0 million and $3.0 million, respectively.
(11) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets, before income taxes, for the Second Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.3 million and $1.4 million, respectively.
(12) Amortization of Southern Tide intangible assets reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets, before income taxes, for the Second Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.2 million and $0.7 million, respectively.
(13) Transaction expenses for acquisition reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the transaction costs associated with the Southern Tide acquisition. No additional transaction expenses for acquisition for Southern Tide are anticipated during Fiscal 2016, resulting in the $0.8 million of expenses incurred in the First Quarter of Fiscal 2016 being the only expected costs for the year.
(14) Guidance as issued on June 7, 2016
(15) Distribution center integration charges reflect the estimated impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from one-time charges related to transitioning Southern Tide's distribution center functions. Distribution center integration costs of $0.4 million are expected to be incurred during the Second Quarter of Fiscal 2016 with no other costs anticipated in other quarters during Fiscal 2016.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2016	(13)%	—	—	—	—
Fiscal 2015	8%	3%	(5)%	2%	3%
Fiscal 2014	(1)%	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2016	1%	—	—	—	—
Fiscal 2015	20%	41%	27%	13%	27%
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count
	Beginning of
	Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2016
Full-price	107	109	—	—	—
Retail-restaurant	16	16	—	—	—
Outlet	41	41	—	—	—
Total	164	166	—	—	—
Fiscal 2015
Full-price	101	100	104	107	107
Retail-restaurant	15	15	15	16	16
Outlet	41	41	42	41	41
Total	157	156	161	164	164

Lilly Pulitzer
Fiscal 2016
Full-price	34	34	—	—	—
Fiscal 2015
Full-price	28	30	33	34	34

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com